UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2013

TOWER INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34903	27-3679414
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan	48152
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (248) 675-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 5, 2013, Tower International, Inc. issued a press release announcing the extension of the early tender date and the extension of the expiration date of the previously announced cash tender offer (the “Tender Offer”) by its wholly owned subsidiaries Tower Automotive Holdings USA, LLC and TA Holdings Finance, Inc. (collectively, the “Company”) to purchase up to $275,992,000 of the Company’s outstanding 10.625% Senior Secured Notes due 2017 (the “Notes”). The Tender Offer is being made pursuant to an “Offer to Purchase” dated March 15, 2013, which sets forth a more comprehensive description of the terms of the Tender Offer, as such Offer to Purchase is amended by such press release.

The early tender date for the Tender Offer was 5:00 p.m., New York City time, on March 28, 2013, and has been extended to 5:00 p.m., New York City time, on April 8, 2013 (such date and time, as the same may be extended, the “Early Tender Date”). The Withdrawal Deadline (as defined in the Offer to Purchase) was 5:00 p.m., New York City time, on March 28, 2013, and has not been extended. Notes already tendered pursuant to the Tender Offer may not be withdrawn, and any other Notes tendered prior to the expiration date of the Tender Offer may not be withdrawn.

As of the Withdrawal Deadline, holders of approximately $129,575,000 aggregate principal amount of Notes validly tendered their Notes. The Company currently expects holders of at least approximately $150,000,000 aggregate principal amount of additional Notes to tender such Notes on or prior to the Early Tender Date. Therefore, the Company currently expects the total aggregate principal amount of tendered Notes to be at least approximately $280,000,000. There is no assurance, however, that any such additional tenders will occur. Holders of Notes who tendered and did not withdraw their Notes at or before the Withdrawal Deadline, and holders of Notes who tendered or who will tender their Notes after the Withdrawal Deadline and prior to the Early Tender Date, will, if such Notes are purchased by us, receive the “Total Consideration.” The Total Consideration payable for each $1,000 principal amount of Notes validly tendered at or before the Early Tender Date and accepted for purchase is equal to $1,140.00.

The expiration date for the Tender Offer was scheduled to expire at 12:01 a.m., New York City time, on April 12, 2013, and has been extended to 12:01 a.m., New York City time, on April 22, 2013, unless extended or earlier terminated by the Company in its sole discretion (such date, as the same may be extended, the “Expiration Date”). Holders who tender their Notes after the Early Tender Date and prior to the Expiration Date will, if such Notes are purchased by us, receive the “Tender Offer Consideration,” which is the Total Consideration minus an “Early Tender Payment” of $30.00 per $1,000 principal amount of Notes validly tendered and accepted for purchase. In addition to the Total Consideration or Tender Offer Consideration, as applicable, holders of Notes accepted for purchase will receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the settlement date.

Aside from the extension of the Early Tender Date and the extension of the Expiration Date, all other terms and conditions of the Tender Offer remain unchanged.

The Company plans to accept for purchase the maximum aggregate principal amount of Notes validly tendered on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than $2,000 or integral multiples of $1,000 in excess thereof) that can be purchased, such that the maximum aggregate principal amount of Notes purchased in the Tender Offer will not exceed $275,992,000 (the "Tender Cap Amount"), subject to the satisfaction of certain conditions, including the financing condition. The Company has reserved the right to increase the Tender Cap Amount without extending withdrawal rights except in limited circumstances where the Company determines additional withdrawal rights are required by law.

A copy of the press release announcing the extension of the early tender date and the extension of the expiration date of the cash tender offer is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit 99.1 Press release dated April 5, 2013, announcing extension of the early tender date and the extension of the expiration date of the cash tender offer for up to $275,992,000 of 10.625% Senior Secured Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWER INTERNATIONAL, INC.

By: /s/ Jeffrey Kersten

Name:	Jeffrey Kersten
Title:	Senior Vice President and Corporate Controller

Dated: April 5, 2013

EXHIBIT INDEX

Exhibit No	Description

99.1	Press release dated April 5, 2013, announcing extension of the early tender date and the extension of the expiration date of the cash tender offer for up to $275,992,000 of 10.625% Senior Secured Notes.

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